Exhibit 99.1

NEWS RELEASE Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com

INVESTORS: Lisa A. Indest SVP, Finance and Accounting 614.887.5844	MEDIA: Karen Bailey Director, Corporate Communications 614.887.5847

GLIMCHER ANNOUNCES THE ELECTION OF YVETTE MCGEE BROWN, ESQ. AND NANCY KRAMER TO THE BOARD OF TRUSTEES

Three Trustees Announce They Will Not Stand for Re-Election in 2014

Columbus, OH—(December 12, 2013) — Glimcher Realty Trust (NYSE: GRT) announced today that its Board of Trustees (the “Board”) has elected Yvette McGee Brown, Esq. and Nancy J. Kramer to serve as trustees on the Board, effective December 12, 2013. McGee Brown and Kramer are eligible to be nominated for re-election to the Board at the company’s 2014 Annual Meeting of Shareholders (“Annual Meeting”).

“We are pleased to welcome Yvette and Nancy to the company. As innovators in their respective roles, Yvette and Nancy bring fresh thinking and new ideas for continuing to push Glimcher to the forefront of the public mall sector,” said Chairman of the Board and CEO Michael P. Glimcher.

McGee Brown is a partner with the international law firm of Jones Day in its Columbus, Ohio office and specializes in business and tort litigation. McGee Brown joins the Board after a distinguished career in judicial and public service. She was the first African-American female justice on the Ohio Supreme Court, the founding president of the Center for Child and Family Advocacy at Nationwide Children's Hospital, and a judge on the Franklin County Court of Common Pleas. McGee Brown is an active community leader and has been recognized as an inductee into the Ohio Women’s Hall of Fame, a YWCA Women of Achievement, and a recipient of The Ohio State University Distinguished Service Award.

Kramer is the founder and chairman of Resource, a nationally recognized leader in digital marketing. Kramer brings to the Board her extensive experience working with notable retail clients, such as Apple, Nestlé, Proctor and Gamble, Sherwin-Williams, and Victoria’s Secret. Kramer is also a well-respected author and has been honored as one of the 100 Most Influential Women in Advertising by Advertising Age. Resource is based in Columbus, Ohio, with offices in Chicago, San Francisco, and Cincinnati. Kramer is a member of The Wexner Center Foundation Board of Trustees, The Columbus Partnership, the Advancement Committee of the Board of Trustees of The Ohio State University, and chairperson of The Wellington School Board of Trustees.

Additionally, in conjunction with the elections of McGee Brown and Kramer, three incumbent Board members, Richard F. Celeste, Wayne S. Doran, and Alan R. Weiler, formally informed the company that they will not stand for re-election at the Annual Meeting.

“I would like to extend our deep appreciation to Dick, Wayne, and Alan for their long-time commitment to the board, ensuring the high standards of the company, and guiding Glimcher’s transformation into one of the country’s premier retail REITs,” added Glimcher. “We wish them success in their future endeavors and look forward to welcoming two new members to the board.”

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed use, open-air and enclosed regional malls as well as outlet centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series G, Series H, and Series I preferred shares are listed on the New York Stock Exchange under the symbols “GRTPRG,” “GRTPRH,” and “GRTPRI” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market. Glimcher® is a registered trademark of Glimcher Realty Trust.

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